As filed with the Securities and Exchange Commission on June 22, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CTRIP.COM INTERNATIONAL, LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

968 Jin Zhong Road

Shanghai 200335

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

Ctrip.com International, Ltd. Global Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, NY 10017

(212) 750-6474

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)		☐
	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Cindy Xiaofan Wang, Chief Financial Officer Ctrip.com International, Ltd. 968 Jin Zhong Road Shanghai 200335 People’s Republic of China +86 (21) 3406-4880	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Jing An Kerry Center, Tower II 1539 Nanjing West Road, Shanghai 200040 People’s Republic of China +86 (21) 6193-8200

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to Be Registered(1)(2)		Proposed Maximum Offering Price per Share			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary shares, par value US$0.01 per share	38,763	(3)	US$	0.01	(3)	US$	387.63	US$	0.04
Ordinary shares, par value US$0.01 per share	1,885,899	(4)	US$	429.20	(4)	US$	809,427,850.80	US$	93,812.69
Total	1,924,662		—			US$	809,428,238.43	US$	93,812.73

(1)                      These shares may be represented by the Registrant’s American depositary shares, or ADSs, each of which represents 0.125 ordinary share, par value US$0.01 per share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-136221).

(2)                      Represents ordinary shares issuable upon exercise of options and pursuant to other awards granted under the Ctrip.com International, Ltd. Global Share Incentive Plan (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(3)                      The amount to be registered represents ordinary shares issuable upon exercise of outstanding options granted under the Plan and the corresponding proposed maximum offering price per share represents the exercise price of such outstanding options.

(4)                      The shares to be registered are reserved for future award grants under the Plan, and the corresponding proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based upon the average of the high and low prices of the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on June 19, 2017, adjusted for ADS to ordinary shares ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by Ctrip.com International, Ltd. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                 The Registrant’s annual report on Form 20-F (File No. 001-33853) for the year ended December 31, 2016, filed with the Commission on April 13, 2017.

(b)                                 Not applicable.

(c)                                  The description of the securities incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 000-50483) filed with the Commission on November 25, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective articles of association provides that the Registrant shall indemnify every director or officer of the Registrant against any liability incurred by him or her as a result of any act or failure to act in carrying out his or her functions other than such liability (if any) that he or she may incur by his or her own wilful neglect or default.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-110455), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.   Exemption From Registration Claimed

Not applicable.

Item 8.         Exhibits

Exhibit No.	Description
4.1

Second Amended and Restated Memorandum and Articles of Association of Ctrip.com International, Ltd. adopted by the shareholders of Ctrip.com International, Ltd. on December 21, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant’s report of foreign private issuer on Form 6-K (File No. 001-33853) furnished to the Commission on December 23, 2015)

4.2

Specimen Stock Certificate of Ctrip.com International, Ltd. (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-110455) filed with the Commission on November 25, 2003)

4.3

Deposit Agreement dated as of December 8, 2003, as amended and restated as of August 11, 2006, and as further amended and restated as of December 3, 2007, among Ctrip.com International, Ltd., The Bank of New York as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 2.4 to the Registrant’s annual report on Form 20-F (File No. 001-33853) filed with the Commission on April 29, 2008)

4.4

Specimen American Depositary Receipt of Ctrip.com International, Ltd. (incorporated by reference to the prospectus dated January 25, 2010 as part of the registration statement on Form F-6 (File No. 333-145167) filed with the Commission on August 6, 2007)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
10.1*	Ctrip.com International, Ltd. Global Share Incentive Plan
23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP
24.1*	Power of Attorney (included on signature page hereto)

*      Filed herewith.

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on June 22, 2017.

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/ Jane Jie Sun
	Name:	Jane Jie Sun
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Jane Jie Sun and Cindy Xiaofan Wang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 22, 2017.

Signature	Title
/s/ Jane Jie Sun	Chief Executive Officer and Director (principal executive officer)
Jane Jie Sun

/s/ Cindy Xiaofan Wang	Chief Financial Officer and Executive Vice President (principal financial and accounting officer)
Cindy Xiaofan Wang

/s/ James Jianzhang Liang	Executive Chairman
James Jianzhang Liang

/s/ Min Fan	Vice Chairman and President
Min Fan

/s/ Neil Nanpeng Shen	Director
Neil Nanpeng Shen

/s/ Qi Ji	Director
Qi Ji

/s/ Gabriel Li	Vice Chairman and Director
Gabriel Li

/s/ JP Gan	Director
JP Gan

/s/ Robin Yanhong Li	Director
Robin Yanhong Li

/s/ Tony Yip	Director
Tony Yip

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Ctrip.com International, Ltd., has signed this registration statement or amendment thereto in New York on June 22, 2017.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
Title:	SOP Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1

Second Amended and Restated Memorandum and Articles of Association of Ctrip.com International, Ltd. adopted by the shareholders of Ctrip.com International, Ltd. on December 21, 2015 (incorporated by reference to Exhibit 99.2 to the Registrant’s report of foreign private issuer on Form 6-K (File No. 001-33853) furnished to the Commission on December 23, 2015)

4.2

Specimen Stock Certificate of Ctrip.com International, Ltd. (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-110455) filed with the Commission on November 25, 2003)

4.3

Deposit Agreement dated as of December 8, 2003, as amended and restated as of August 11, 2006, and as further amended and restated as of December 3, 2007, among Ctrip.com International, Ltd., The Bank of New York as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 2.4 to the Registrant’s annual report on Form 20-F (File No. 001-33853) filed with the Commission on April 29, 2008)

4.4

Specimen American Depositary Receipt of Ctrip.com International, Ltd. (incorporated by reference to the prospectus dated January 25, 2010 as part of the registration statement on Form F-6 (File No. 333-145167) filed with the Commission on August 6, 2007)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
10.1*	Ctrip.com International, Ltd. Global Share Incentive Plan
23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP
24.1*	Power of Attorney (included on signature page hereto)

*    Filed herewith.